Exhibit 99

  Press Release

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212

TIMBERLAND REPORTS RECORD FIRST QUARTER REVENUE AND EARNINGS

STRATHAM, NH, April 21, 2004 – The Timberland Company (NYSE: TBL) today reported first quarter net income of $31.1 million and diluted earnings per share (EPS) of $0.87, compared with first quarter 2003 net income of $19.3 million and diluted EPS of $0.53.

•                  First quarter revenue increased 18.7% to $321.8 million, driven by strong gains across global markets.  International results (+28.7% or +14.6% in constant dollars) reflected double-digit constant dollar sales gains in Europe and Asia and continued progress in key markets such as Canada.  U.S. revenue growth (+9.0%) benefited from strong wholesale results (+7.1%) and continued gains in Timberland’s consumer direct business (+15.1% on a 6.1% comparable store sales increase).  Overall revenue growth benefited from favorable foreign exchange rate changes — which added $18.9 million (or 7.0%) to first quarter revenue – and from additional selling days in Q1 2004, compared with the prior year.

•                  Global footwear revenue expanded 23.6% to $239.4 million, driven by strong growth in men’s and women’s casual, boots and kids’ categories.  Global apparel and accessories revenue grew 7.6% to $79.3 million, driven by gains in Asian and U.S. Timberland® brand apparel, which offset constant dollar declines in European and U.S. Timberland PRO® series apparel.

•                  Operating profit for the quarter increased 61.7% to $47.8 million, and operating margin rose 3.9 percentage points to 14.8%.  Profit gains reflected strong revenue growth and significant improvement in gross margin, which benefited from favorable product mix, lower product related costs and favorable foreign exchange rate changes.  For the quarter, foreign exchange rate changes contributed approximately $12.8 million to operating profit, which was leveraged to support continued investments against strategic priorities, including international retail expansion, product development initiatives and global brand building efforts.

•                  EPS for the quarter expanded 64.2% to $0.87, reflecting profit gains and continued benefits from share repurchases.  In the first quarter, the Company bought back 333 thousand shares at a total cost of $20.1 million.  The Company currently has 4.3 million shares remaining under existing share repurchase programs.

•                  Timberland ended the quarter with $160.6 million in cash and no debt outstanding while driving improvements in annual inventory turns and receivables management.  Timberland’s annualized return on capital reached 32.1%.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland delivered record revenue and profit results in the first quarter, driven by strong performance across global markets and continued benefits from our focus on supply chain execution.  In the United States, our focus on driving footwear innovation across our portfolio, combined with strong performance in Timberland’s consumer direct business, enabled us to deliver solid revenue gains in a competitive retail marketplace.  Timberland’s international business also posted strong results, reflecting double-digit constant dollar sales gains in Europe, Asia and Canada as we continue to benefit from efforts to enhance our premium integrated brand positioning in those regions.”

“Overall, we are pleased to have delivered strong financial results in the first quarter.  We believe that we are on track for solid performance in 2004 and are targeting mid to high single-digit revenue growth for the balance of this year.  We remain committed to delivering solid revenue growth, double-digit profit gains and strong cash flow in 2004 and beyond and believe that the strategies we are pursuing will enable us to continue to deliver strong financial performance while capturing the great potential that we see for the Timberland® brand.”

Note that comments made by Mr. Swartz are Timberland’s performance targets, based on current expectations.  These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss first quarter results today at 8:25 AM Eastern Time.  Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (617) 801-9714 and providing access code number 99123436.  Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The Timberland Company to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure a majority of its products from independent manufacturers; (iii) manage its foreign exchange rate risks; and (iv) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC.  The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release also includes a discussion of constant dollar revenue growth, a non-GAAP measure.  As required by SEC rules, we have provided a reconciliation of this measure on an attached table that follows our financial statements.  Additional required information is located in the Form 8-K furnished to the SEC on April 21, 2004.

# # #

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	April 2, 2004	Mar. 28, 2003	Dec. 31, 2003
ASSETS
Current assets
Cash and equivalents	$160,624	$91,671	$241,803
Accounts receivable, net	161,195	154,431	125,088
Inventory	142,828	137,831	119,581
Prepaid expenses	25,295	21,903	25,906
Deferred income taxes	20,136	20,334	27,182
Total current assets	510,078	426,170	539,560

Net property, plant and equipment	74,031	71,204	76,360

Goodwill	14,163	14,163	14,163

Intangible assets	3,735	3,519	3,807

Other assets, net	9,164	6,775	7,826

Total assets	$611,171	$521,831	$641,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$31,510	$39,165	$38,026
Accrued expenses	83,189	80,905	115,425
Income taxes payable	13,808	12,386	27,482
Derivative liabilities	8,740	9,116	16,058
Total current liabilities	137,247	141,572	196,991

Other liabilities	11,297	4,688	9,318

Deferred income taxes	8,955	6,936	6,944

Stockholders’ equity	453,672	368,635	428,463

Total liabilities and stockholders’ equity	$611,171	$521,831	$641,716

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	April 2, 2004	March 28, 2003
Revenue	$321,777	$270,997
Cost of goods sold	155,326	144,769

Gross profit	166,451	126,228
Operating expense
Selling	95,352	77,552
General and administrative	23,341	19,149
Total operating expense	118,693	96,701

Operating income	47,758	29,527

Other expense (income)
Interest expense	233	217
Other, net	(760)	(428)
Total other (income)	(527)	(211)

Income before income taxes	48,285	29,738

Provision for income taxes	17,141	10,408
Net income	$31,144	$19,330

Earnings per share
Basic	$0.89	$0.54
Diluted	$0.87	$0.53

Weighted-average shares outstanding
Basic	34,896	36,010
Diluted	35,807	36,684

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	April 2, 2004	March 28, 2003
Cash flows from operating activities:
Net income	$31,144	$19,330
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Deferred income taxes	6,203	2,787
Depreciation and amortization	6,641	5,781
Loss on disposal of property, plant & equipment	106	—
Tax benefit from stock option plans	3,830	1,488
Increase/(decrease) in cash from changes in working capital items:
Accounts receivable	(38,279)	(21,744)
Inventory	(23,192)	(15,383)
Prepaid expenses	596	(379)
Accounts payable	(5,131)	5,047
Accrued expenses	(32,205)	(8,517)
Income taxes	(13,707)	(7,769)
Net cash used by operating activities	(63,994)	(19,359)

Cash flows from investing activities:

Additions to property, plant and equipment, net	(3,392)	(2,899)
Other, net	(196)	574
Net cash used by investing activities	(3,588)	(2,325)

Cash flows from financing activities:

Common stock repurchases	(20,145)	(29,616)
Issuance of common stock	6,581	1,801
Net cash used by financing activities	(13,564)	(27,815)
Effect of exchange rate changes on cash	(33)	(25)
Net decrease in cash and equivalents	(81,179)	(49,524)
Cash and equivalents at beginning of period	241,803	141,195
Cash and equivalents at end of period	$160,624	$91,671

THE TIMBERLAND COMPANY

REVENUE ANALYSIS

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	April 2, 2004	March 28, 2003	% Change
Revenue by Segment
US Wholesale	$111,348	$104,002	7.1
US Consumer Direct	37,777	32,831	15.1
Total US	149,125	136,833	9.0

International	172,652	134,164	28.7

Revenue by Product
Footwear	239,381	193,727	23.6
Apparel and Accessories	79,327	73,711	7.6
Royalty and Other	3,069	3,559	(13.8)

Revenue by Channel
Wholesale	246,972	209,822	17.7
Consumer Direct	74,805	61,175	22.3

Domestic Retail Comparable Store Sales	6.1%	(4.3)%

THE TIMBERLAND COMPANY

RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES

TO CONSTANT DOLLAR REVENUE INCREASES

(Dollars in millions)

(Unaudited)

Total Company Revenue Reconciliation:

	For the Three Months Ended April 2, 2004
	$ Change	% Change
Revenue increase (GAAP)	$50.8	18.7
Increase due to foreign exchange rate changes	18.9	7.0
Revenue increase in constant dollars	31.9	11.7

International Revenue Reconciliation:

	For the Three Months Ended April 2, 2004
	$ Change	% Change
Revenue increase (GAAP)	$38.5	28.7
Increase due to foreign exchange rate changes	18.9	14.1
Revenue increase in constant dollars	19.6	14.6